SCHEDULE B
           TO AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST
                           OF PIONEER SERIES TRUST VI

                        DESIGNATION OF CLASSES OF SHARES
                        (EFFECTIVE AS OF JULY 12, 2011)

     WHEREAS, the Trustees of the Trust, acting pursuant to the Trust's agreement and declaration of trust as then in effect, have previously established and designated one or more series of shares of beneficial interest in the Trust (each, a "Series") and have previously established and designated one or more classes of Shares (each, a "Class") for some or all of the Series pursuant to one or more designations of Classes (the "Prior Designations"); and

WHEREAS, in connection with the adoption of an Amended and Restated Agreement and Declaration of Trust dated as of July 1, 2008 (the "Declaration"), pursuant to Section 4.9(b) of the Declaration, the previously established and designated Classes were included on Schedule B to the Declaration, which was deemed an amendment and restatement of the Prior Designations; and

WHEREAS, the Trustees of the Trust, acting pursuant to Section 4.9 of the Declaration, divided Shares of the additional Series of the Trust called "Pioneer Global Real Return Fund" into the Classes of Shares listed below with respect to such additional Series, effective as of November 10, 2009, with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below; and

WHEREAS, the Trustees of the Trust, acting pursuant to Section 4.9 of the Declaration, changed the name of the series "Pioneer Global Real Return Fund" to "Pioneer Multi-Asset Real Return Fund," effective as of February 10, 2010; and

WHEREAS, the Trustees of the Trust, acting pursuant to Section 4.9 of the Declaration, have divided the Shares of the Series of the Trust called "Pioneer Floating Rate Fund" into one additional Class of Shares called "Class Z Shares", effective as of July 12, 2011, with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below; and

WHEREAS, this Schedule B to the Declaration shall be deemed to be an amendment and restatement of the Schedule B to the Declaration effective as of February 10, 2010;

     NOW THEREFORE, the following Classes as listed below with respect to the identified Series of the Trust have been established with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

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               SERIES                      CLASSES
               ------                      -------
       Pioneer Floating Rate Fund           Class A
                                            Class B
                                            Class C
                                            Class R
                                            Class Y
                                            Class Z


   Pioneer Multi-Asset Real Return Fund     Class A
                                            Class C
                                            Class Y

1. Each Share of each Class is entitled to all the rights and preferences accorded to Shares under the Declaration.

2.     The number of authorized Shares of each Class is unlimited.

3. All Shares of a Class of a Series shall be identical with each other and with the Shares of each other Class of the same Series except for such variations between Classes as may be authorized by the Trustees from time to time and set forth in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Class of such Series, as the same may be amended and supplemented from time to time ("Prospectus"). The Trustees may change the name or other designation of a Class; and take such other action with respect to the Classes as the Trustees may deem desirable.

4. With respect to the Shares of a Class of a Series, (a) the time and method of determining the purchase price, (b) the fees and expenses, (c) the qualifications for ownership, if any, (d) minimum purchase amounts, if any, (e) minimum account size, if any, (f) the price, terms and manner of redemption of,
(g) any conversion or exchange feature or privilege , (h) the relative dividend rights, and (i) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Class of such Series.

5. The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Class of a Series that have been established by the Trustees, divide or combine the issued or unissued Shares of any Class of a Series into a greater or lesser number; classify or reclassify any issued or unissued Shares of any Class of a Series into one or more Classes of such Series; combine two or more Classes of a Series into a single Class of such Series; in each case without any action or consent of the Shareholders.

6. The designation of any Class hereby shall not impair the power of the Trustees from time to time to designate additional Classes of Shares of a Series or terminate any one or more Classes of a Series hereby designated.

7. Capitalized terms not defined herein have the meanings given to such terms in the Declaration.